NEWS RELEASE

FOR IMMEDIATE RELEASE
CONTACT: Michael J. Blodnick
(406) 751-4701
Ron J. Copher
(406) 751-7706

GLACIER BANCORP, INC. ANNOUNCES
RESULTS FOR THE QUARTER ENDED DECEMBER 31, 2014

HIGHLIGHTS:

•	Net income of $28.1 million for the current quarter, an increase of 6 percent from the prior year fourth quarter net income of $26.5 million.

•	Net income of $112.8 million for the current year, an increase of 18 percent from the prior year net income of $95.6 million.

•	Current quarter diluted earnings per share of $0.37, an increase of 3 percent from the prior year fourth quarter diluted earnings per share of $0.36.

•	The loan portfolio increased $29 million, or 3 percent annualized, during the current quarter.

•	Non-performing assets decreased $8.2 million, or 8 percent, during the current quarter.

•	Special dividend declared of $0.30 per share during the current quarter. This was the eleventh special dividend the Company has declared.

•	Regular dividend declared of $0.18 per share, an increase of $0.01 per share, or 6 percent, over the prior quarter.

•	Announced the definitive agreement to acquire Community Bank, Inc., a community bank based in Ronan, Montana, with total assets of $175 million at December 31, 2014.

Results Summary

	Three Months ended					Year ended
(Dollars in thousands, except per share data)	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Dec 31, 2014	Dec 31, 2013
Net income	$28,054	29,294	28,677	26,730	26,546	112,755	95,644
Diluted earnings per share	$0.37	0.40	0.38	0.36	0.36	1.51	1.31
Return on average assets (annualized)	1.37%	1.46%	1.47%	1.39%	1.33%	1.42%	1.23%
Return on average equity (annualized)	10.66%	11.30%	11.45%	11.04%	10.96%	11.11%	10.22%

KALISPELL, MONTANA, January 29, 2015 - Glacier Bancorp, Inc. (Nasdaq: GBCI) reported net income of $28.1 million for the current quarter, an increase of $1.6 million, or 6 percent, from the $26.5 million of net income for the prior year fourth quarter. Diluted earnings per share for the current quarter was $0.37 per share, an increase of $0.01, or 3 percent, from the prior year fourth quarter diluted earnings per share of $0.36. Included in the current quarter non-interest expense was $1.4 million of one-time expenses primarily due to acquisition related expenses and included in the current quarter was non-interest income of $747 thousand from insurance proceeds on a bank owned life insurance policy. “We had another very solid quarter that helped achieve an all time record year for us,” said Mick Blodnick, President and Chief Executive Officer. “As expected earnings were down from the previous two quarters as seasonal factors impacted our revenue stream, especially non interest income. In addition, interest expense was higher this quarter, the result of an interest rate swap we put in place three years ago to reduce our sensitivity to increases in interest rates in the future,” Blodnick said. “The highlight for the quarter was the announcement of our plans to acquire Community Bank, Inc. with a timetable to hopefully have the transaction closed by the end of February,” Blodnick said.

Net income for the year ended December 31, 2014 was $112.8 million, an increase of $17.2 million, or 18 percent, from the $95.6 million of net income for the same period the prior year. Diluted earnings per share for the current year was $1.51 per share, an increase of $0.20, or 15 percent, from the diluted earnings per share in the prior year.

On August 31, 2014, the Company completed the acquisition of FNBR Holding Corporation, and its subsidiary, First National Bank of the Rockies (“FNBR”). The Company incurred $552 thousand of legal and professional expenses in connection with the FNBR acquisition during 2014. A bargain purchase gain of $680 thousand resulted from the acquisition which was based on the estimated fair value of the assets acquired and liabilities assumed. The Company’s results of operations and financial condition include the acquisition of FNBR from the acquisition date and the following table provides information on the fair value of selected classifications of assets and liabilities acquired:

(Dollars in thousands)	August 31, 2014
Total assets	$349,167
Investment securities	157,018
Loans receivable	137,488
Non-interest bearing deposits	80,037
Interest bearing deposits	229,604

Asset Summary

				$ Change from
(Dollars in thousands)	Dec 31, 2014	Sep 30, 2014	Dec 31, 2013	Sep 30, 2014	Dec 31, 2013
Cash and cash equivalents	$442,409	282,097	155,657	160,312	286,752
Investment securities, available-for-sale	2,387,428	2,398,196	3,222,829	(10,768)	(835,401)
Investment securities, held-to-maturity	520,997	482,757	—	38,240	520,997
Total investment securities	2,908,425	2,880,953	3,222,829	27,472	(314,404)
Loans receivable
Residential real estate	611,463	603,806	577,589	7,657	33,874
Commercial	3,263,448	3,248,529	2,901,283	14,919	362,165
Consumer and other	613,184	606,764	583,966	6,420	29,218
Loans receivable	4,488,095	4,459,099	4,062,838	28,996	425,257
Allowance for loan and lease losses	(129,753)	(130,632)	(130,351)	879	598
Loans receivable, net	4,358,342	4,328,467	3,932,487	29,875	425,855
Other assets	597,331	618,293	573,377	(20,962)	23,954
Total assets	$8,306,507	8,109,810	7,884,350	196,697	422,157

Total investment securities increased $27 million, or 1 percent, during the current quarter and decreased $314 million, or 10 percent, from December 31, 2013. At December 31, 2014, investment securities represented 35 percent of total assets, compared to 41 percent at December 31, 2013.

The loan portfolio increased by $29 million, or 3 percent annualized, during the current quarter with improvement in all loan categories. Excluding the loans receivable from the FNBR acquisition, the loan portfolio increased $288 million, or 7 percent, since December 31, 2013 of which $245 million came from growth in commercial loans. “Better than expected loan growth in the fourth quarter led to overall organic loan growth in 2014 of 7 percent, which was 2 percent above our goal at the beginning of the year,” Blodnick said. “If we include the acquisition of First National Bank of the Rockies, our loan portfolio grew in excess of 10 percent which is the second year in a row we have generated that level of production,” Blodnick said.

Credit Quality Summary

	At or for the Year ended	At or for the Nine Months ended	At or for the Year ended
(Dollars in thousands)	December 31, 2014	September 30, 2014	December 31, 2013
Allowance for loan and lease losses
Balance at beginning of period	$130,351	130,351	130,854
Provision for loan losses	1,912	1,721	6,887
Charge-offs	(7,603)	(5,567)	(13,643)
Recoveries	5,093	4,127	6,253
Balance at end of period	$129,753	130,632	130,351
Other real estate owned	$27,804	28,374	26,860
Accruing loans 90 days or more past due	214	1,617	604
Non-accrual loans	61,882	68,149	81,956
Total non-performing assets [1]	$89,900	98,140	109,420
Non-performing assets as a percentage of subsidiary assets	1.08%	1.21%	1.39%
Allowance for loan and lease losses as a percentage of non-performing loans	209%	187%	158%
Allowance for loan and lease losses as a percentage of total loans	2.89%	2.93%	3.21%
Net charge-offs as a percentage of total loans	0.06%	0.03%	0.18%
Accruing loans 30-89 days past due	$25,904	17,570	32,116
Accruing troubled debt restructurings	$69,129	74,376	81,110
Non-accrual troubled debt restructurings	$33,714	37,482	42,461
__________
1 As of December 31, 2014, non-performing assets have not been reduced by U.S. government guarantees of $3.6 million.

Non-performing assets at December 31, 2014 were $89.9 million, a decrease of $8.2 million, or 8 percent, during the current quarter and a decrease of $19.5 million, or 18 percent, from a year ago. Land, lot and other construction loans (i.e., regulatory classification) continues to be the largest category and was $47.7 million, or 53 percent, of the non-performing assets at December 31, 2014. The Company has continued to make progress by reducing this category the past few years and the category decreased $3.7 million, or 7 percent, from the prior quarter. “2014 was another really good year of reducing problem assets, topped off by a strong final quarter,” Blodnick said. “Every credit quality metric improved during the current year and as we enter 2015, there is hope that we can make additional strides further lowering our level of troubled assets,” Blodnick said. Early stage delinquencies (accruing loans 30-89 days past due) of $25.9 million at December 31, 2014 increased $8.3 million from the prior quarter as a result of seasonal increases which are common in the fourth quarter. Early stage delinquencies for the current quarter decreased $6.2 million, or 19 percent, from the prior year fourth quarter.

The allowance for loan and lease losses (“allowance”) was $130 million at December 31, 2014 and remained stable compared to the prior quarter and year ago periods. The allowance was 2.89 percent of total loans outstanding at December 31, 2014 compared to 2.93 percent at September 30, 2014 and 3.21 percent for the same quarter last year.

Credit Quality Trends and Provision for Loan Losses

(Dollars in thousands)	Provision for Loan Losses	Net Charge-Offs	ALLL as a Percent of Loans	Accruing Loans 30-89 Days Past Due as a Percent of Loans	Non-Performing Assets to Total Subsidiary Assets
Fourth quarter 2014	$191	$1,070	2.89%	0.58%	1.08%
Third quarter 2014	360	364	2.93%	0.39%	1.21%
Second quarter 2014	239	332	3.11%	0.44%	1.30%
First quarter 2014	1,122	744	3.20%	1.05%	1.37%
Fourth quarter 2013	1,802	2,216	3.21%	0.79%	1.39%
Third quarter 2013	1,907	2,025	3.27%	0.66%	1.56%
Second quarter 2013	1,078	1,030	3.56%	0.60%	1.64%
First quarter 2013	2,100	2,119	3.84%	0.95%	1.79%

Net charged-off loans for the current quarter were $1.1 million, an increase of $706 thousand from the prior quarter and a decrease of $1.1 million from the prior year fourth quarter. The current quarter provision for loan losses of $191 thousand decreased $169 thousand from the prior quarter and decreased $1.6 million from the prior year fourth quarter. Loan portfolio growth, composition, average loan size, credit quality considerations, and other environmental factors will continue to determine the level of provision for loan loss expense.

Supplemental information regarding credit quality and identification of the Company’s loan portfolio based on regulatory classification is provided in the exhibits at the end of this press release. The regulatory classification of loans is based primarily on collateral type while the Company’s loan segments presented herein are based on the purpose of the loan.

Liability Summary

				$ Change from
(Dollars in thousands)	Dec 31, 2014	Sep 30, 2014	Dec 31, 2013	Sep 30, 2014	Dec 31, 2013
Non-interest bearing deposits	$1,632,403	1,595,971	1,374,419	36,432	257,984
Interest bearing deposits	4,712,809	4,510,840	4,205,548	201,969	507,261
Repurchase agreements	397,107	367,213	313,394	29,894	83,713
FHLB advances	296,944	366,866	840,182	(69,922)	(543,238)
Other borrowed funds	7,311	7,351	8,387	(40)	(1,076)
Subordinated debentures	125,705	125,669	125,562	36	143
Other liabilities	106,181	95,420	53,608	10,761	52,573
Total liabilities	$7,278,460	7,069,330	6,921,100	209,130	357,360

Non-interest bearing deposits at December 31, 2014 increased $36.4 million, or 2 percent, during the current quarter. Excluding the FNBR acquisition, non-interest bearing deposits increased $178 million, or 13 percent, from December 31, 2013. Interest bearing deposits of $4.713 billion at December 31, 2014 included $249 million of wholesale deposits (i.e., brokered deposits classified as NOW, money market deposits and certificate accounts). Excluding an increase of $53.1 million in wholesale deposits, interest bearing deposits at December 31, 2014 increased $149 million, or 3 percent, during the current quarter. Excluding the acquisition and an increase of $44.1 million in wholesale deposits, interest bearing deposits at December 31, 2014 increased $234 million, or 6 percent, from a year ago. In addition to the increase in deposit balances, the Company has benefited from a higher than expected increase in the number of checking accounts during the current year. Federal Home Loan Bank (“FHLB”)

advances of $297 million at December 31, 2014 decreased $70 million, or 19 percent, during the current quarter and decreased $543 million, or 65 percent, from December 31, 2013 as the need for borrowings continued to decrease.

Stockholders’ Equity Summary

				$ Change from
(Dollars in thousands, except per share data)	Dec 31, 2014	Sep 30, 2014	Dec 31, 2013	Sep 30, 2014	Dec 31, 2013
Common equity	$1,010,303	1,017,805	953,605	(7,502)	56,698
Accumulated other comprehensive income	17,744	22,675	9,645	(4,931)	8,099
Total stockholders’ equity	1,028,047	1,040,480	963,250	(12,433)	64,797
Goodwill and core deposit intangible, net	(140,606)	(141,323)	(139,218)	717	(1,388)
Tangible stockholders’ equity	$887,441	899,157	824,032	(11,716)	63,409
Stockholders’ equity to total assets	12.38%	12.83%	12.22%
Tangible stockholders’ equity to total tangible assets	10.87%	11.28%	10.64%
Book value per common share	$13.70	13.87	12.95	(0.17)	0.75
Tangible book value per common share	$11.83	11.98	11.08	(0.15)	0.75
Market price per share at end of period	$27.77	25.86	29.79	1.91	(2.02)

Tangible stockholders’ equity of $887 million at December 31, 2014 decreased $11.7 million, or 1 percent, from the prior quarter which was primarily the result of the $0.30 per share special dividend declared. Tangible stockholders’ equity increased $63.4 million from a year ago as the result of earnings retention, stock issued in connection with the FNBR acquisition, and an increase in accumulated other comprehensive income. Tangible book value per common share of $11.83 decreased $0.15 per share from the prior quarter and increased $0.75 per share from the prior year fourth quarter.

Cash Dividend
On December 30, 2014, the Company’s Board of Directors declared a special cash dividend of $0.30 per share, which was the eleventh special dividend the Company has declared. The dividend is payable on January 22, 2015 to shareholders of record on January 13, 2015. On November 25, 2014, the Company’s Board of Directors declared a regular cash dividend of $0.18 per share during the current quarter, an increase of $0.01 per share, or 6 percent, from the prior quarter. The dividend was payable December 18, 2014 to shareholders of record on December 9, 2014. Future cash dividends will depend on a variety of factors, including net income, capital, asset quality, general economic conditions and regulatory considerations.

Operating Results for Three Months Ended December 31, 2014
Compared to September 30, 2014, June 30, 2014, March 31, 2014 and December 31, 2013

Revenue Summary

	Three Months ended
(Dollars in thousands)	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013
Net interest income
Interest income	$76,179	75,690	73,963	74,087	73,939
Interest expense	7,368	6,430	6,528	6,640	6,929
Total net interest income	68,811	69,260	67,435	67,447	67,010
Non-interest income
Service charges, loan fees, and other fees	15,129	15,661	14,747	13,248	14,695
Gain on sale of loans	5,424	6,000	4,778	3,595	4,935
Loss on sale of investments	(28)	(61)	(48)	(51)	—
Other income	3,453	2,832	3,027	2,596	3,372
Total non-interest income	23,978	24,432	22,504	19,388	23,002
	$92,789	93,692	89,939	86,835	90,012
Net interest margin (tax-equivalent)	3.92%	3.99%	3.99%	4.02%	3.88%

		$ Change from
(Dollars in thousands)		Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013
Net interest income
Interest income		$489	2,216	2,092	2,240
Interest expense		938	840	728	439
Total net interest income		(449)	1,376	1,364	1,801
Non-interest income
Service charges, loan fees, and other fees		(532)	382	1,881	434
Gain on sale of loans		(576)	646	1,829	489
Loss on sale of investments		33	20	23	(28)
Other income		621	426	857	81
Total non-interest income		(454)	1,474	4,590	976
		$(903)	2,850	5,954	2,777

Net Interest Income
The current quarter interest income of $76.2 million increased $489 thousand, or 1 percent, from the prior quarter. The current quarter increase in interest income was primarily driven by increases in interest income on residential real estate loans and commercial loans which more than offset the reduction in interest income from the investment securities portfolio. The current quarter’s interest income increased $2.2 million, or 3 percent, over the prior year fourth quarter and was primarily attributable to higher interest income on commercial loans. The current quarter interest income of $37.9 million on commercial loans increased $3.2 million, or 9 percent, over the prior year fourth quarter as a result of an increased volume of commercial loans. Current quarter interest income of $22.1 million on investment securities decreased $1.4 million, or 6 percent, over the prior year fourth quarter as a result of a decrease volume in investment securities.

The current quarter interest expense of $7.4 million increased $938 thousand from the prior quarter, primarily the result of interest expense associated with an interest rate swap undertaken to reduce the Company’s sensitivity to rising interest rates. The interest rate swap with a notional amount of $160 million had a three year deferred start with the interest expense accrual period beginning in October 2014 and scheduled to end in October 2021. The current quarter interest expense increased $439 thousand from the prior year fourth quarter, such increase attributed to the interest expense associated with the interest rate swap which was partially offset by the decrease in deposit interest expense. The total cost of funding (including non-interest bearing deposits) for the current quarter was 42 basis points compared to 37 basis points in the prior quarter and 40 basis points in the prior year fourth quarter.

The Company’s net interest margin as a percentage of earning assets, on a tax-equivalent basis, for the current quarter was 3.92 percent compared to 3.99 in the prior quarter. The 7 basis points decrease in the current quarter net interest margin was primarily driven by the 5 basis point increase in the total funding cost due to the increase in the interest expense associated with the interest rate swap. The yield in earning assets decreased 2 basis points and resulted from a decrease in yields on the loan and investment securities portfolios. The Company’s current quarter net interest margin increased 4 basis points from the prior year fourth quarter net interest margin of 3.88 percent, such increase primarily driven by the increased yield on the investment securities combined with a significant shift in earning assets to the higher yielding loan portfolio. The total cost of funding increased 2 basis points over the prior year fourth quarter, such increase from the interest rate swap which was partially offset by a reduction in deposit interest rates.

Non-interest Income
Non-interest income for the current quarter totaled $24.0 million, a decrease of $454 thousand over the prior quarter and an increase of $976 thousand over the same quarter last year. Service fee income of $15.1 million, decreased $532 thousand, or 3 percent, from the prior quarter as a result of seasonal activity and increased $434 thousand, or 3 percent, from the prior year fourth quarter as a result of the increased number of deposit accounts. Gain of $5.4 million on the sale of residential loans in the current quarter was a decrease of $576 thousand, or 10 percent, from the prior quarter again because of seasonal activity. Gain on the sale of the residential loans in the current quarter increased $489 thousand, or 10 percent, from the prior year fourth quarter as a result of an increase in mortgage lending activity during the last half of 2014 as interest rates decreased. Other non-interest income for the current quarter of $3.5 million, increased $621 thousand, or 22 percent, over the prior quarter and was due to $747 thousand of insurance proceeds recognized in the current quarter from a bank owned life insurance policy. Included in other income was operating revenue of $67 thousand from other real estate owned (“OREO”) and gain of $374 thousand from the sale of OREO, a combined total of $441 thousand for the current quarter compared to $406 thousand for the prior quarter and $1.6 million for the prior year fourth quarter.

Non-interest Expense Summary

	Three Months ended
(Dollars in thousands)	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013
Compensation and employee benefits	$30,807	30,142	28,988	28,634	27,258
Occupancy and equipment	7,191	6,961	6,733	6,613	6,723
Advertising and promotions	2,046	2,141	1,948	1,777	1,847
Data processing	1,815	1,472	2,032	1,288	1,623
Other real estate owned	893	602	566	507	2,295
Regulatory assessments and insurance	1,009	1,435	1,028	1,592	1,519
Core deposit intangibles amortization	716	692	693	710	717
Other expense	11,221	10,793	10,685	8,949	11,052
Total non-interest expense	$55,698	54,238	52,673	50,070	53,034

		$ Change from
(Dollars in thousands)		Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013
Compensation and employee benefits		$665	1,819	2,173	3,549
Occupancy and equipment		230	458	578	468
Advertising and promotions		(95)	98	269	199
Data processing		343	(217)	527	192
Other real estate owned		291	327	386	(1,402)
Regulatory assessments and insurance		(426)	(19)	(583)	(510)
Core deposit intangibles amortization		24	23	6	(1)
Other expense		428	536	2,272	169
Total non-interest expense		$1,460	3,025	5,628	2,664

Compensation and employee benefits for the current quarter increased by $665 thousand, or 2 percent, from the prior quarter due to the increased number of employees from the FNBR acquisition. Compensation and employee benefits increased by $3.5 million from the prior year fourth quarter also due to the increased number of employees from the FNBR acquisition, along with additional benefit costs and salary increases. Current quarter occupancy and equipment expense increased $230 thousand, or 3 percent, from the prior quarter and increased $468 thousand, or 7 percent, from the prior year fourth quarter as a result of added costs associated with the FNBR acquisition. Advertising and promotion expense in the current quarter increased $199 thousand, or 11 percent, compared to the prior year fourth quarter primarily from the FNBR acquisition and recent marketing promotions at a number of the Bank divisions. The current quarter data processing expense increased $343 thousand, or 23 percent, from the prior quarter and increased $192 thousand, or 12 percent, as a result of conversion related expenses in the fourth quarter of 2014. The current quarter OREO expense of $893 thousand included $360 thousand of operating expense, $474 thousand of fair value write-downs, and $59 thousand of loss on sale of OREO. OREO expense may fluctuate as the Company continues to work through non-performing assets and dispose of foreclosed properties.

Efficiency Ratio
The efficiency ratio for the current quarter was 55 percent and the prior year fourth quarter was 54 percent. The 1 percent increase in efficiency ratio resulted from increases in non-interest expense primarily the result of increased operational expense associated with recent acquisitions, which exceeded the increases in net interest income from higher yielding earning assets and increases in non-interest income from greater mortgage activity and higher number of deposit accounts.

Operating Results for Year ended December 31, 2014
Compared to December 31, 2013

Revenue Summary

	Year ended
(Dollars in thousands)	December 31, 2014	December 31, 2013	$ Change	% Change
Net interest income
Interest income	$299,919	$263,576	$36,343	14%
Interest expense	26,966	28,758	(1,792)	(6)%
Total net interest income	272,953	234,818	38,135	16%
Non-interest income
Service charges, loan fees, and other fees	58,785	54,460	4,325	8%
Gain on sale of loans	19,797	28,517	(8,720)	(31)%
Loss on sale of investments	(188)	(299)	111	(37)%
Other income	11,908	10,369	1,539	15%
Total non-interest income	90,302	93,047	(2,745)	(3)%
	$363,255	$327,865	$35,390	11%
Net interest margin (tax-equivalent)	3.98%	3.48%

Net Interest Income
Interest income for 2014 increased $36.3 million, or 14 percent, from the prior year and was principally due to the decrease in premium amortization on investment securities and increased income from commercial loans. Interest income on investment securities benefited from a reduction of $36.6 million in premium amortization (net of discount accretion) on the investment portfolio (“premium amortization”) during the current year compared to the prior year. Current year interest income on commercial loans increased $18.2 million, or 14 percent, from the prior year and was primarily the result of an increase in volume of commercial loans.

Interest expense for the current year decreased $1.8 million, or 6 percent, from the prior year and was primarily attributable to the decreases in interest rates on certificate of deposits and lower volume of borrowings, such benefit was partially offset by the increased costs associated with the interest rate swap in the final quarter of the year. The total funding cost (including non-interest bearing deposits) for the current year was 39 basis points compared to 42 basis points for the prior year.

The net interest margin as a percentage of earning assets, on a tax-equivalent basis, for 2014 was 3.98 percent, a 50 basis points increase from the net interest margin of 3.48 percent for 2013. The increase in the net interest margin was due to the increased yield on the investment portfolio combined with the shift in earning assets to the higher yielding loan portfolio. The premium amortization for 2014 accounted for a 40 basis points reduction in the net interest margin, compared to an 89 basis points reduction in the net interest margin for the same period last year.  “The Bank divisions were very much focused on growing their loan portfolios throughout the year,” said

Ron Copher, Chief Financial Officer.  “Funding this loan growth with cash flow from the lower yielding investment securities portfolio combined with increased deposit balances at reduced rates enabled the net interest margin to improve by 50 basis points over the net interest margin for the prior year.”

Non-interest Income
Non-interest income of $90.3 million for 2014 decreased $2.7 million, or 3 percent, over last year. Service charges and other fees of $58.8 million for the current year increased $4.3 million, or 8 percent, from the prior year and was primarily the result of an increase in the number of deposit accounts. Gain of $19.8 million on the sale of residential loans for 2014 decreased $8.7 million, or 31 percent, from 2013 as a consequence of the slowdown in refinance activity. Current year other income of $11.9 million, increased $1.5 million, or 15 percent, from the prior year as a result of a current year bargain purchase gain, proceeds from bank owned life insurance policy, and other income which was partially offset by the decreases in OREO income. Included in other income was operating revenue of $204 thousand from OREO and gain of $2.1 million from the sale of OREO, which combined totaled $2.3 million for the current year compared to $3.5 million for the same period in the prior year.

Non-interest Expense Summary

	Year ended
(Dollars in thousands)	December 31, 2014	December 31, 2013	$ Change	% Change
Compensation and employee benefits	$118,571	$104,221	$14,350	14%
Occupancy and equipment	27,498	24,875	2,623	11%
Advertising and promotions	7,912	6,913	999	14%
Data processing	6,607	4,493	2,114	47%
Other real estate owned	2,568	7,196	(4,628)	(64)%
Regulatory assessments and insurance	5,064	6,362	(1,298)	(20)%
Core deposit intangibles amortization	2,811	2,401	410	17%
Other expense	41,648	38,856	2,792	7%
Total non-interest expense	$212,679	$195,317	$17,362	9%

Compensation and employee benefits for 2014 increased $14.4 million, or 14 percent, from the same period last year due to the increased number of employees from the acquired banks, additional benefit costs and annual salary increases. Occupancy and equipment expense for 2014 increased $2.6 million, or 11 percent, over the prior year as a result of recent bank acquisitions and increases in equipment expense related to additional information and technology infrastructure. Current year advertising and promotions increased $999 thousand from the prior year primarily from the FNBR acquisition and recent marketing promotions at a number of the Bank divisions. Data processing expense for 2014 increased $2.1 million, or 47 percent, from the prior year as a result of the acquired banks outsourced data processing expense, conversion related expenses and general increases in data processing expense. OREO expense of $2.6 million in 2014 decreased $4.6 million, or 64 percent, from the same period last year. OREO expense for the 2014 included $1.4 million of operating expenses, $691 thousand of fair value write-downs, and $442 thousand of loss on sale of OREO. Other expense for the current year increased by $2.8 million, or 7 percent, from the prior year primarily from increases in employee expenses from acquired banks and increase in consulting and advisory services.

Provision for loan losses
The provision for loan losses was $1.9 million for 2014, a decrease of $5.0 million, or 72 percent, from the same period in the prior year. Net charged-off loans during 2014 was $2.5 million, a decrease of $4.9 million from 2013.

Efficiency Ratio
The efficiency ratio was 54 percent for 2014 and 55 percent for 2013. The improvement in the efficiency ratio was the result of the increase in net interest income from the shift in earning assets from investment securities to the higher yielding loans and decreases in premium amortization on the investment security portfolio. Such increases in net interest income outpaced the increase in non-interest expense from compensation expense and the decrease in non-interest income driven by decrease in refinance activity.

About Glacier Bancorp, Inc.
Glacier Bancorp, Inc. is a regional bank holding company providing commercial banking services in 80 communities in Montana, Idaho, Utah, Washington, Wyoming and Colorado. Glacier Bancorp, Inc. is headquartered in Kalispell, Montana, and  is the parent company for Glacier Bank, Kalispell and Bank divisions First Security Bank of Missoula; Valley Bank of Helena; Big Sky Western Bank, Bozeman; Western Security Bank, Billings; and First Bank of Montana, Lewistown, all operating in Montana; as well as Mountain West Bank, Coeur d’Alene operating in Idaho, Utah and Washington; Citizens Community Bank, Pocatello, operating in Idaho; 1st Bank, Evanston, operating in Wyoming and Utah;  First Bank of Wyoming, Powell and First State Bank, Wheatland, each operating in Wyoming; North Cascades Bank, Chelan, operating in Washington; and Bank of the San Juans, Durango, operating in Colorado.

Forward-Looking Statements
This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about management’s plans, objectives, expectations and intentions that are not historical facts, and other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “should,” “projects,” “seeks,” “estimates” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations in the forward-looking statements, including those set forth in this news release:

•	the risks associated with lending and potential adverse changes of the credit quality of loans in the Company’s portfolio;

•	increased loan delinquency rates;

•
the risks presented by the lingering economic recovery which could adversely affect credit quality, loan collateral values, OREO values, investment values, liquidity and capital levels, dividends and loan originations;

•	changes in market interest rates, which could adversely affect the Company’s net interest income and profitability;

•
legislative or regulatory changes that adversely affect the Company’s business, ability to complete pending or prospective future acquisitions, limit certain sources of revenue, or increase cost of operations;

•	costs or difficulties related to the completion and integration of acquisitions;

•	the goodwill the Company has recorded in connection with acquisitions could become additionally impaired, which may have an adverse impact on earnings and capital;

•	reduced demand for banking products and services;

•
the risks presented by public stock market volatility, which could adversely affect the market price of the Company’s common stock and the ability to raise additional capital or grow the Company through acquisitions;

•
consolidation in the financial services industry in the Company’s markets resulting in the creation of larger financial institutions who may have greater resources could change the competitive landscape;

•	dependence on the CEO, the senior management team and the Presidents of the Bank divisions;

•	potential interruption or breach in security of the Company’s systems; and

•	the Company’s success in managing risks involved in the foregoing.

The Company does not undertake any obligation to publicly correct or update any forward-looking statement if it later becomes aware that actual results are likely to differ materially from those expressed in such forward-looking statement.

Glacier Bancorp, Inc.
Unaudited Condensed Consolidated Statements of Financial Condition

(Dollars in thousands, except per share data)	December 31, 2014	September 30, 2014	December 31, 2013
Assets
Cash on hand and in banks	$122,834	109,947	109,995
Federal funds sold	1,025	488	10,527
Interest bearing cash deposits	318,550	171,662	35,135
Cash and cash equivalents	442,409	282,097	155,657
Investment securities, available-for-sale	2,387,428	2,398,196	3,222,829
Investment securities, held-to-maturity	520,997	482,757	—
Total investment securities	2,908,425	2,880,953	3,222,829
Loans held for sale	46,726	65,598	46,738
Loans receivable	4,488,095	4,459,099	4,062,838
Allowance for loan and lease losses	(129,753)	(130,632)	(130,351)
Loans receivable, net	4,358,342	4,328,467	3,932,487
Premises and equipment, net	179,175	178,509	167,671
Other real estate owned	27,804	28,374	26,860
Accrued interest receivable	40,587	42,981	41,898
Deferred tax asset	41,737	44,452	43,549
Core deposit intangible, net	10,900	11,617	9,512
Goodwill	129,706	129,706	129,706
Non-marketable equity securities	52,868	52,868	52,192
Other assets	67,828	64,188	55,251
Total assets	$8,306,507	8,109,810	7,884,350
Liabilities
Non-interest bearing deposits	$1,632,403	1,595,971	1,374,419
Interest bearing deposits	4,712,809	4,510,840	4,205,548
Securities sold under agreements to repurchase	397,107	367,213	313,394
Federal Home Loan Bank advances	296,944	366,866	840,182
Other borrowed funds	7,311	7,351	8,387
Subordinated debentures	125,705	125,669	125,562
Accrued interest payable	4,155	3,058	3,505
Other liabilities	102,026	92,362	50,103
Total liabilities	7,278,460	7,069,330	6,921,100
Stockholders’ Equity
Preferred shares, $0.01 par value per share, 1,000,000 shares authorized, none issued or outstanding	—	—	—
Common stock, $0.01 par value per share, 117,187,500 shares authorized	750	750	744
Paid-in capital	708,356	707,821	690,918
Retained earnings - substantially restricted	301,197	309,234	261,943
Accumulated other comprehensive income	17,744	22,675	9,645
Total stockholders’ equity	1,028,047	1,040,480	963,250
Total liabilities and stockholders’ equity	$8,306,507	8,109,810	7,884,350
Number of common stock shares issued and outstanding	75,026,092	75,024,092	74,373,296

Glacier Bancorp, Inc.
Unaudited Condensed Consolidated Statements of Operations

	Three Months ended			Year ended
(Dollars in thousands, except per share data)	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Interest Income
Residential real estate loans	$8,464	7,950	7,919	30,721	29,525
Commercial loans	37,935	37,387	34,662	145,631	127,450
Consumer and other loans	7,730	7,559	7,869	30,515	32,089
Investment securities	22,050	22,794	23,489	93,052	74,512
Total interest income	76,179	75,690	73,939	299,919	263,576
Interest Expense
Deposits	4,018	3,027	3,286	13,195	13,870
Securities sold under agreements to repurchase	238	225	221	865	867
Federal Home Loan Bank advances	2,253	2,356	2,581	9,570	10,610
Federal funds purchased and other borrowed funds	64	34	46	199	206
Subordinated debentures	795	788	795	3,137	3,205
Total interest expense	7,368	6,430	6,929	26,966	28,758
Net Interest Income	68,811	69,260	67,010	272,953	234,818
Provision for loan losses	191	360	1,802	1,912	6,887
Net interest income after provision for loan losses	68,620	68,900	65,208	271,041	227,931
Non-Interest Income
Service charges and other fees	14,004	14,319	13,363	54,089	49,478
Miscellaneous loan fees and charges	1,125	1,342	1,332	4,696	4,982
Gain on sale of loans	5,424	6,000	4,935	19,797	28,517
Loss on sale of investments	(28)	(61)	—	(188)	(299)
Other income	3,453	2,832	3,372	11,908	10,369
Total non-interest income	23,978	24,432	23,002	90,302	93,047
Non-Interest Expense
Compensation and employee benefits	30,807	30,142	27,258	118,571	104,221
Occupancy and equipment	7,191	6,961	6,723	27,498	24,875
Advertising and promotions	2,046	2,141	1,847	7,912	6,913
Data processing	1,815	1,472	1,623	6,607	4,493
Other real estate owned	893	602	2,295	2,568	7,196
Regulatory assessments and insurance	1,009	1,435	1,519	5,064	6,362
Core deposit intangibles amortization	716	692	717	2,811	2,401
Other expense	11,221	10,793	11,052	41,648	38,856
Total non-interest expense	55,698	54,238	53,034	212,679	195,317
Income Before Income Taxes	36,900	39,094	35,176	148,664	125,661
Federal and state income tax expense	8,846	9,800	8,630	35,909	30,017
Net Income	$28,054	29,294	26,546	112,755	95,644
Basic earnings per share	$0.37	0.40	0.36	1.51	1.31
Diluted earnings per share	$0.37	0.40	0.36	1.51	1.31
Dividends declared per share	$0.48	0.17	0.16	0.98	0.60
Average outstanding shares - basic	75,025,201	74,631,317	74,341,256	74,641,957	73,191,713
Average outstanding shares - diluted	75,082,566	74,676,124	74,417,361	74,687,315	73,260,278

Glacier Bancorp, Inc.
Average Balance Sheet

	Three Months ended			Year ended
	December 31, 2014			December 31, 2014
(Dollars in thousands)	Average Balance	Interest & Dividends	Average Yield/ Rate	Average Balance	Interest & Dividends	Average Yield/ Rate
Assets
Residential real estate loans	$657,412	$8,464	5.15%	$635,256	$30,721	4.84%
Commercial loans	3,210,898	37,935	4.69%	3,029,733	145,631	4.81%
Consumer and other loans	603,803	7,730	5.08%	588,452	30,515	5.19%
Total loans [1]	4,472,113	54,129	4.80%	4,253,441	206,867	4.86%
Tax-exempt investment securities [2]	1,242,696	18,066	5.82%	1,208,970	68,643	5.68%
Taxable investment securities [3]	1,889,454	10,346	2.19%	1,974,049	47,407	2.40%
Total earning assets	7,604,263	82,541	4.31%	7,436,460	322,917	4.34%
Goodwill and intangibles	141,009			138,928
Non-earning assets	382,970			347,138
Total assets	$8,128,242			$7,922,526
Liabilities
Non-interest bearing deposits	$1,626,978	$—	—%	$1,463,689	$—	—%
NOW accounts	1,241,667	280	0.09%	1,141,424	1,148	0.10%
Savings accounts	703,418	90	0.05%	660,465	340	0.05%
Money market deposit accounts	1,257,492	569	0.18%	1,215,163	2,382	0.20%
Certificate accounts	1,168,210	1,956	0.66%	1,144,485	7,858	0.69%
Wholesale deposits [4]	200,296	1,123	2.23%	193,514	1,467	0.76%
FHLB advances	319,797	2,253	2.76%	573,607	9,570	1.65%
Repurchase agreements, federal funds purchased and other borrowed funds	478,017	1,097	0.91%	451,458	4,201	0.93%
Total funding liabilities	6,995,875	7,368	0.42%	6,843,805	26,966	0.39%
Other liabilities	88,104			63,630
Total liabilities	7,083,979			6,907,435
Stockholders’ Equity
Common stock	750			746
Paid-in capital	708,006			697,344
Retained earnings	317,597			297,303
Accumulated other comprehensive income	17,910			19,698
Total stockholders’ equity	1,044,263			1,015,091
Total liabilities and stockholders’ equity	$8,128,242			$7,922,526
Net interest income (tax-equivalent)		$75,173			$295,951
Net interest spread (tax-equivalent)			3.89%			3.95%
Net interest margin (tax-equivalent)			3.92%			3.98%
__________

[1]	Total loans are gross of the allowance for loan and lease losses, net of unearned income and include loans held for sale. Non-accrual loans were included in the average volume for the entire period.

[2]	Includes tax effect of $6.0 million and $21.5 million on tax-exempt investment security income for the three months and year ended December 31, 2014, respectively.

[3]	Includes tax effect of $372 thousand and $1.5 million on investment security tax credits for the three months and year ended December 31, 2014, respectively.

[4]	Wholesale deposits include brokered deposits classified as NOW, money market deposit and certificate accounts.

Glacier Bancorp, Inc.
Loan Portfolio by Regulatory Classification

	Loans Receivable, by Loan Type			% Change from
(Dollars in thousands)	Dec 31, 2014	Sep 30, 2014	Dec 31, 2013	Sep 30, 2014	Dec 31, 2013
Custom and owner occupied construction	$56,689	$59,121	$50,352	(4)%	13%
Pre-sold and spec construction	47,406	44,085	34,217	8%	39%
Total residential construction	104,095	103,206	84,569	1%	23%
Land development	82,829	88,507	73,132	(6)%	13%
Consumer land or lots	101,818	99,003	109,175	3%	(7)%
Unimproved land	86,116	66,684	50,422	29%	71%
Developed lots for operative builders	14,126	15,471	15,951	(9)%	(11)%
Commercial lots	16,205	16,050	12,585	1%	29%
Other construction	150,075	149,207	103,807	1%	45%
Total land, lot, and other construction	451,169	434,922	365,072	4%	24%
Owner occupied	849,148	834,742	811,479	2%	5%
Non-owner occupied	674,381	658,429	588,114	2%	15%
Total commercial real estate	1,523,529	1,493,171	1,399,593	2%	9%
Commercial and industrial	547,910	573,617	523,354	(4)%	5%
Agriculture	310,785	317,506	279,959	(2)%	11%
1st lien	775,785	782,116	733,406	(1)%	6%
Junior lien	68,358	71,678	73,348	(5)%	(7)%
Total 1-4 family	844,143	853,794	806,754	(1)%	5%
Multifamily residential	160,426	168,760	123,154	(5)%	30%
Home equity lines of credit	334,788	322,442	298,119	4%	12%
Other consumer	133,773	139,045	130,758	(4)%	2%
Total consumer	468,561	461,487	428,877	2%	9%
Other	124,203	118,234	98,244	5%	26%
Total loans receivable, including loans held for sale	4,534,821	4,524,697	4,109,576	—%	10%
Less loans held for sale [1]	(46,726)	(65,598)	(46,738)	(29)%	—%
Total loans receivable	$4,488,095	$4,459,099	$4,062,838	1%	10%

_______
[1] Loans held for sale are primarily 1st lien 1-4 family loans.

Glacier Bancorp, Inc.
Credit Quality Summary by Regulatory Classification

	Non-performing Assets, by Loan Type			Non- Accrual Loans	Accruing Loans 90 Days or More Past Due	Other Real Estate Owned
(Dollars in thousands)	Dec 31, 2014	Sep 30, 2014	Dec 31, 2013	Dec 31, 2014	Dec 31, 2014	Dec 31, 2014
Custom and owner occupied construction	$1,132	1,164	1,248	1,132	—	—
Pre-sold and spec construction	218	222	828	218	—	—
Total residential construction	1,350	1,386	2,076	1,350	—	—
Land development	20,842	24,803	25,062	11,066	—	9,776
Consumer land or lots	3,581	3,451	2,588	2,019	—	1,562
Unimproved land	14,170	13,659	13,630	10,946	—	3,224
Developed lots for operative builders	1,318	1,672	2,215	983	—	335
Commercial lots	2,660	2,697	2,899	260	—	2,400
Other construction	5,151	5,154	5,167	162	—	4,989
Total land, lot and other construction	47,722	51,436	51,561	25,436	—	22,286
Owner occupied	13,574	14,913	14,270	12,494	31	1,049
Non-owner occupied	3,013	3,768	4,301	1,799	—	1,214
Total commercial real estate	16,587	18,681	18,571	14,293	31	2,263
Commercial and industrial	4,375	4,833	6,400	4,292	74	9
Agriculture	3,074	3,430	3,529	2,607	—	467
1st lien	9,580	13,236	17,630	7,866	35	1,679
Junior lien	442	481	4,767	442	—	—
Total 1-4 family	10,022	13,717	22,397	8,308	35	1,679
Multifamily residential	440	450	—	—	—	440
Home equity lines of credit	6,099	3,985	4,544	5,439	17	643
Other consumer	231	222	342	157	57	17
Total consumer	6,330	4,207	4,886	5,596	74	660
Total	$89,900	98,140	109,420	61,882	214	27,804

Glacier Bancorp, Inc.
Credit Quality Summary by Regulatory Classification (continued)

	Accruing 30-89 Days Delinquent Loans, by Loan Type			% Change from
(Dollars in thousands)	Dec 31, 2014	Sep 30, 2014	Dec 31, 2013	Sep 30, 2014	Dec 31, 2013
Custom and owner occupied construction	$—	$—	$202	n/m	(100)%
Pre-sold and spec construction	869	179	—	385%	n/m
Total residential construction	869	179	202	385%	330%
Consumer land or lots	391	62	1,716	531%	(77)%
Unimproved land	267	1,177	615	(77)%	(57)%
Developed lots for operative builders	—	21	8	(100)%	(100)%
Commercial lots	21	106	—	(80)%	n/m
Other construction	—	660	—	(100)%	n/m
Total land, lot and other construction	679	2,026	2,339	(66)%	(71)%
Owner occupied	5,971	4,341	5,321	38%	12%
Non-owner occupied	3,131	266	2,338	1,077%	34%
Total commercial real estate	9,102	4,607	7,659	98%	19%
Commercial and industrial	2,915	3,376	3,542	(14)%	(18)%
Agriculture	994	152	1,366	554%	(27)%
1st lien	6,804	3,738	12,386	82%	(45)%
Junior lien	491	275	482	79%	2%
Total 1-4 family	7,295	4,013	12,868	82%	(43)%
Multifamily Residential	—	684	1,075	(100)%	(100)%
Home equity lines of credit	1,288	1,725	1,999	(25)%	(36)%
Other consumer	928	789	1,066	18%	(13)%
Total consumer	2,216	2,514	3,065	(12)%	(28)%
Other	1,834	19	—	9,553%	n/m
Total	$25,904	$17,570	$32,116	47%	(19)%

_______
n/m - not measurable

Glacier Bancorp, Inc.
Credit Quality Summary by Regulatory Classification (continued)

	Net Charge-Offs (Recoveries), Year-to-Date Period Ending, By Loan Type			Charge-Offs	Recoveries
(Dollars in thousands)	Dec 31, 2014	Sep 30, 2014	Dec 31, 2013	Dec 31, 2014	Dec 31, 2014
Custom and owner occupied construction	$—	—	(51)	—	—
Pre-sold and spec construction	(94)	(58)	(10)	—	94
Total residential construction	(94)	(58)	(61)	—	94
Land development	(390)	(319)	(383)	147	537
Consumer land or lots	375	69	843	718	343
Unimproved land	52	(186)	715	365	313
Developed lots for operative builders	(140)	(125)	(81)	13	153
Commercial lots	(6)	(5)	248	—	6
Other construction	—	—	(473)	—	—
Total land, lot and other construction	(109)	(566)	869	1,243	1,352
Owner occupied	669	201	350	993	324
Non-owner occupied	(162)	(44)	397	257	419
Total commercial real estate	507	157	747	1,250	743
Commercial and industrial	1,069	932	3,096	2,457	1,388
Agriculture	28	(1)	53	32	4
1st lien	372	207	681	915	543
Junior lien	183	199	106	491	308
Total 1-4 family	555	406	787	1,406	851
Multifamily residential	138	138	(39)	160	22
Home equity lines of credit	190	222	1,606	601	411
Other consumer	226	210	324	454	228
Total consumer	416	432	1,930	1,055	639
Other	—	—	8	—	—
Total	$2,510	1,440	7,390	7,603	5,093

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